Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF MYND ANALYTICS, INC.

MYND ANALYTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is MYND ANALYTICS, INC. (the “Corporation”).

SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 20, 1987.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

1. ARTICLE ONE of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Emmaus Life Sciences, Inc. (the “Corporation”).”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

FIFTH: This amendment will become effective as of 6:02 p.m. (local time in Wilmington, Delaware), on July 17, 2019.

IN WITNESS WHEREOF, MYND ANALYTICS, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 17th day of July, 2019.

MYND ANALYTICS, INC.

By:	/s/ Don D. Ambrosio
Name:	Don D’Ambrosio
Title:	Chief Financial Officer